Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
HealthSpring, Inc.
We consent to the use of our reports dated February 25, 2011, with respect to the consolidated balance sheets of HealthSpring, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement dated March 24, 2011.
Our report dated February 25, 2011 on the effectiveness of internal control over financial reporting as of December 31, 2010, excluded an evaluation of the internal control over financial reporting of Bravo Health, Inc., which was acquired by the Company on November 30, 2010.
/s/ KPMG LLP
Nashville, Tennessee
March 24, 2011